CUSIP No. 38526M 106	Page 7 of 7

EXHIBIT A

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) relating to the Common Stock of Grand Canyon Education, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such Schedule 13G. In evidence thereof, the undersigned hereby execute this Agreement as of the date set forth below.

Dated: February 17, 2009	Significant Ventures, LLC

/s/ Michael K. Clifford
	By:	Michael K. Clifford
	Title:	Managing Director

Dated: February 17, 2009	/s/ Michael K. Clifford
Michael K. Clifford